EXHIBIT (A)(4)

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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        NATIONAL PICTURE & FRAME COMPANY
                                       AT
                              $12.00 NET PER SHARE
                                       BY
                          NPF ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                            NPF HOLDING CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
          ON THURSDAY, OCTOBER 9, 1997, UNLESS THE OFFER IS EXTENDED.

                                                              September 11, 1997

To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     NPF Acquisition Corporation, a Delaware corporation (the "Purchaser"), and wholly owned subsidiary of NPF Holding Corporation, a Delaware corporation (the "Parent"), has appointed us to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all outstanding shares of Common Stock, $0.01 par value per share (the "Shares"), of National Picture & Frame Company, a Delaware corporation (the "Company"), at a purchase price of $12.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated September 11, 1997, (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

     THE OFFER IS SUBJECT TO THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTE AT LEAST 90% OF THE OUTSTANDING SHARES OF THE COMPANY ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT, INCLUDING SHARES OWNED BY THE PARENT OR THE PURCHASER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 13 OF THE OFFER TO PURCHASE.

     Please furnish copies of the following enclosed materials to those of your clients for whose account you hold Shares in your name or in the name of your nominee:

          1. Offer to Purchase, dated September 11, 1997;

          2. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9);

          3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. Letter, dated September 11, 1997, from Daniel J. Hennessy, Chairman of the Board of the Company, to stockholders of the Company, together with a Solication/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company, each recommending that the Company's stockholders accept the Offer and tender their Shares; and

          5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 9, 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer.

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Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) is utilized) and any other documents required by the Letter of Transmittal.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within four Nasdaq National Market trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any inquiries you may have with respect to the Offer should be addressed to Prudential Securities Incorporated or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, MacKenzie Partners, Inc., telephone: (800) 322-2885 (toll free) or (212) 929-5500.

                                         Very truly yours,
                                         PRUDENTIAL SECURITIES INCORPORATED

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER OR ANY OF ITS AFFILIATES, THE PARENT, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.